UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2004

ICG COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-1-11965 (Commission File Number)	84-1342022 (IRS Employer Identification No.)

161 Inverness Drive West, Englewood, Colorado (Address of principal executive offices)	80112 (Zip Code)

Registrant’s telephone number, including area code: (888) 424-1144 or (303) 414-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

     On October 18, 2004, at 2:50 p.m., Eastern time, pursuant to the Agreement and Plan of Merger, dated as of July 19, 2004, by and among MCCC ICG Holdings LLC, MCCC Merger Corp. and ICG Communications, Inc. (the “Company”), MCCC Merger Corp. merged with and into the Company. The Agreement and Plan of Merger was previously filed as Exhibit 2.10 to the Current Report on Form 8-K of the Company, dated July 19, 2004, and is incorporated herein by reference.

     In the merger, each share of common stock of the Company outstanding immediately prior to the effective time of the merger was automatically cancelled and converted into the right to receive $0.75 in cash, pursuant to the terms of the Agreement and Plan of Merger. The aggregate merger consideration paid by MCCC ICG Holdings LLC was approximately $6.35 million in cash. As a result of the merger, MCCC ICG Holdings LLC owns 100% of the voting stock of the Company. In connection with the merger, the Company has filed a certification and notice of termination of registration on Form 15 relating to the Company’s common stock.

     American Stock Transfer & Trust Company has been retained by the Company to serve as the paying agent and will promptly mail to the Company’s stockholders of record immediately prior to the effective time of the merger a notice and letter of transmittal with instructions as to how to surrender their ICG stock certificates in exchange for their share of the merger consideration.

     A copy of the Company’s press release relating to the consummation of the merger and the filing of the Form 15 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits.

99.1	Press Release dated October 18, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2004	/s/ DANIEL P. CARUSO
Daniel P. Caruso
President and Chief Executive Officer

EXHIBIT INDEX

99.1	Press Release dated October 18, 2004